DNA Brands, Inc.
DISTRIBUTORSHIP AGREEMENT
Retail and On-Premise Distribution Rights

This Agreement is entered into this 15th day of September, 2010 (the "Effective Date"), by and between **DNA Brands, Inc.**, a **Colorado Corporation**, with a business address at 506 NW 77th Street Boca Raton, FL 33487, (the "Company") and **City Beverages Limited Partnership**, a Delaware Limited Partnership with a business address at **10928 Florida Crown Dr Orlando, FL 32824** (the "Distributor"). The Company and the Distributor are each a "Party" and are collectively referred to in this Agreement as the "Parties." Unless otherwise stated, the capitalized terms in this Agreement shall have the meaning set forth in Exhibit A.

RECITALS

A. The Company is in the business of Bottling and Distributing various sizes and brands of Non Alcoholic Products.

B. The Distributor desires to buy Products for Distribution.

C. Both Parties desire to enter into this Agreement wherein the Company sells Products to the Distributor for Distribution.

NOW THEREFORE, FOR AND IN CONSIDERATION of the mutual covenants and agreements that are set forth in this Agreement, the Parties agree as follows:

1.0 DISTRIBUTION RIGHTS GRANTED TO THE DISTRIBUTOR.

1.1 **Rights Granted.** During the Term of this Agreement, Company grants to Distributor the right to purchase from the Company, and Distribute, the Products identified in Exhibit B to this Agreement.

1.2 **Scope of Distribution Rights.** The Distribution rights granted in this Agreement are as follows:

(i) This Agreement grants to the Distributor the exclusive right to Distribute, at all Retail and On-Premise accounts within the Territory, those Products and line extensions specifically identified in Exhibit B.

(ii) The Distributor may only Distribute Products within the Territory identified in Exhibit B. Unless expressly agreed to in writing by the Parties, the Distributor may not market, offer or sell any Product to any Person by any method, including through a website or the internet, for delivery, distribution or resale outside the Territory. The Distributor

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acknowledges and agrees that the Company expressly reserves any right of any nature related to sale of Products via the internet.

(iii) The Distribution Rights granted to the Distributor are "Exclusive," for Retail and On-Premise Distribution, which means, except as expressly set forth in this Agreement, the Company will not sell, or in anyway make available, any Products to any Person, other than the Distributor, for Retail or On-Premise sale or distribution in the Territory.

(iv) The Distributor agrees that it will purchase Products exclusively from the Company. The Company also approves purchases from other approved Distributors for purposes of inventory management.

(v) For purposes of this Agreement, the terms "Retail" and "On-Premise" have the following meanings, and the Distributor agrees that it will only sell and market the Products as follows:

(a) **Retail:** Product is Distributed to Persons who are in the business of reselling the Product to Consumers for consumption away from the point of purchase. Examples of Retail include grocery stores, convenience stores, club stores, and mass merchandisers, and Distributor's dock sales.

(b) **On-Premise:** Product is Distributed to Persons who are in the business of reselling the Product to Consumers for consumption at or near the point of purchase. Examples of On-Premise include restaurants, hotels, delis, bars, festivals, sporting events, convention centers, health clubs, and spas.

(vi) Distributor acknowledges and agrees the Company has the right to advertise or in anyway market any or all Products in the Territory, through any means, including television, radio, internet, magazine, newspaper, billboards, mailers or pamphlets.

(vii) Distributor acknowledges and agrees that, except as expressly set forth in this Agreement, Distributor does not have any rights related to the Product or the Company's Marks.

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(vii) The Company may, at anytime upon Notice to the Distributor, modify, alter, or discontinue selling any Product in any or all geographical areas.

2.0 **TERM.** The Term of this Agreement will be for a period beginning on the Effective Date and ending on the earlier of: (i) the mutual written agreement of the Parties, or (ii) termination of this Agreement as the result of a Default in accordance with Section 6.0, or (iii) by the Company after the third anniversary of this agreement for any reason by providing 30 day written notice of termination. The Company, if it exercises this right, agrees to pay the Distributor lump sum, reasonable compensation on or before the date of termination. The Parties recognize and agree that it would be difficult to calculate the compensation due at termination as such compensation would encompass future loss profits and the fair market value of the Distributor's loss of the Company's business. It is therefore agreed that reasonable compensation shall be calculated as an amount equal to [redacted] Distributor's Gross Profit Margin(as hereinafter defined) for the Products in the Territory for the twelve (12)calendar months ending the month prior to the notice of termination. For the purpose of this Agreement the term Gross Profit Margin shall mean Distributor's gross sales revenue on the Products in the Territory plus supplier allowances, less discounts, FOB product cost, freight and any taxes related to sale of Products.

3.0 PURCHASE PRICE AND PAYMENT. The Purchase Price for each Product identified in Exhibit B will be the Company's then current price to Retail and On-Premise Distributors at the time a Purchase Order is submitted by the Distributor. Each shipment of Products to the Distributor will be accompanied by an Invoice reflecting the total amount due by the Distributor, and payment shall be due no later than thirty (30) days after receipt of the shipment by the Distributor. The Distributor agrees to pay the entire amount stated on the Invoice when due. Any amount that is not paid when it is due will incur a late charge of 1.5% per month until it is paid in full. The Company will provide the Distributor with seventy-five (75) days written notice of any change in Purchase Price.

4.0 ORDERS. Distributor may order Product from the Company at any time by submitting a Purchase Order in the manner and form designated by the Company. Each Purchase Order will identify the quantity of each Product to be purchased and may include additional information that does not vary the terms or conditions of this Agreement, including the location and date for delivery.

The Company agrees to use commercially reasonable efforts to fill each Purchase Order in a timely manner, but the Parties agree that the Company may not deliver the entire quantity requested on the date identified in a Purchase Order, and that the Company's shipments may be delayed for several reasons, including

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production delays, Product shortages, shipping delays, or other reasons beyond the Company's control.

5.0 OBLIGATIONS OF THE DISTRIBUTOR. During the Term of this Agreement, the Distributor agrees that it will comply with each of the following:

- **5.1 Sales Efforts.** Distributor will make bona-fide commercial efforts to promote and distribute Products through the Territory. Company and Distributor will create a mutually agreed upon market plan as a guide to sales, distribution and promotional efforts in the Territory. In the event the Parties cannot agree on an Annual Marketing Plan within sixty (60) days, then the preceding year's Plan will govern.
- **5.2 Use of Marks.** Distributor will use the Company's Marks in the manner authorized by the Company and only to promote the Distribution of the Products.
- **5.3 Stocking.** Except for shortages caused by the Company's delays in shipping, the Distributor will maintain adequate stock of the Products to meet the reasonably foreseeable demand for the Products in the Territory.
- **5.4 Compliance with Law.** At all times the Distributor will comply with the Law.
- **5.5 Sales and Marketing Information.** The Distributor shall provide sales and marketing information from time to time as requested by the Company.
- **5.6 Annual Marketing Plan.** Pursuant to 5.1, the Distributor and the Company will create a mutually agreed upon Annual Marketing Plan. This plan will be in place November 15th of the preceding year. Both parties will sign this plan. Both parties will rely on current market data, peer group performance, industry trends, and clearly defined pricing, sales and marketing initiatives defined by the Company prior to plan process to help formulate and/or amend the document.
- **5.7 Sub-Distributors.** The Distributor may utilize a sub-distributor upon the express written approval of the Company. The Distributor shall be responsible for the sub-distributor's strict compliance with the terms of this Agreement as well as delivery of any Product to the Sub-Distributor and payment to the Company for that Product.

6.0 DEFAULT AND TERMINATION.

6.1 Events of Default. A Party will be in Default of this Agreement in the event that:

(i) Either violates any material term of this Agreement, or any other written agreement between the Parties;

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(ii) Either is the subject of a voluntary or involuntary filing of a petition in bankruptcy, a petition or response seeking reorganization, dissolution or similar relief;

(iii) Either makes a general assignment for the benefit of its creditors;

(iv) The Distributor attempts any unauthorized assignment of this Agreement, or any part of this Agreement;

(v) Either fails to act in good faith and in a commercially reasonable manner in carrying out the terms of this Agreement;

(vi) The Distributor substantially impairs the Company's Marks, or fails to comply with an Annual Marketing Plan for two (2) consecutive years; or

(vii) The Distributor alters either the content or the label on any Product, or makes or allows to be made any false statement or representation regarding the Company, its Marks or its Products.

6.2 Effect of Default. In the event either Party is in Default of this Agreement, the non-defaulting Party may provide a Notice of Default, specifying the Default and demanding that it be cured, and that the Defaulting Party commence a cure within thirty (30) days of receipt of the Notice. For any Default, except as set forth in the next sentence, the defaulting Party shall have ninety (90) days to cure the Default, or the Agreement may be terminated. For the failure to pay money or the occurrence of an event identified in subsection 6.1(ii), this time period shall be ten (10) business days.

In the event a Notice of Default has been delivered and the Default has not been cured in the time period set forth above, this Agreement may be terminated by Notice to the Defaulting Party at any time.

In addition to the rights set forth above, in the event any Default by the Distributor remains uncured past the time set forth above, or in the event the Notice for Default involves either failure to pay, 6.1(ii) or (vi), then the Company may take any action to prevent any loss or to continue to Distribute Products in the Territory, without any liability to the Distributor, including: (a) ceasing all shipments of any Purchase Orders, (b) ceasing the Distributor's participation in any program offered by the Company to its Distributors, including any incentive program, or (c) Distributing or selling Products in the

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Territory through any Person(s) and by any means. Upon Notice of Termination by the Company, the Distributor must immediately cease using the Company's Marks and cease Distribution of all Products. In the event of a Termination of this Agreement, the Company will repurchase any Products, in good and unused condition, in the Distributor's inventory, for the Distributor's purchase price, including the cost of freight to deliver the Product to the Distributor and to remove it from the Distributor's facility.

In the event that this Agreement is terminated in accordance with this Section 6.0, then any amounts payable by the Defaulting Party shall immediately become due and payable.

7.0 WARRANTIES. The Company warrants that each Product shipped to the Distributor pursuant to this Agreement shall meet each of the following requirements:

(i) Such Product conforms, in all material respects, with the requirements of this Agreement;
(ii) Such Product will be free from any lawful security interest or other lien or encumbrance; and
(iii) Such Product will be free from any material defects.

8.0 INSURANCE. Both Parties agree to maintain general commercial liability insurance policies in an amount of not less than One Million Dollars ($1,000,000) for each occurrence and Two Million Dollars ($2,000,000) in the aggregate through an insurance carrier reasonably approved by the other Party.

9.0 SHIPMENTS. (a) *Shipments – FOB Distributor's Facility:* Products that are purchased by the Distributor with a "delivered" price will be FOB the location designated by the Distributor and title and risk of loss shall transfer to the Distributor at the time the shipment is offered for unloading at that location. (b) *Shipments – Pickup:* Products that are purchased by the Distributor with an "FOB" price, or with a "pick-up" allowance shall be FOB the Company's location, and title and risk of loss shall transfer to the Distributor at the time the Product is loaded for shipment at the Company's location. In the event the price is anything other than a "delivered price," then the Distributor agrees that it will be responsible for all shipping costs.

10.0 INDEMNIFICATION. Company and Distributor agree to indemnify, defend and hold harmless each other, as well as their respective officers, directors, shareholders, members, agents, employees, legal representatives and contractors, from and against any and all liabilities, expenses or costs of any nature (including reasonable attorneys' fees) related to any claims of any nature, in contract or in tort, lawsuits or actions, to the extent based upon or in any way

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related to the Indemnifying Party's actual or alleged: (i) breach of this Agreement, (ii) negligence, (iii) product liability or (iv) wrongful misconduct.

11.0 LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE PROVIDED IN THE INDEMNIFICATION OBLIGATIONS SET FORTH IN PARAGRAPH 10.0 ABOVE, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, PUNITIVE DAMAGES, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED ON, OR REMEDIES ARE SOUGHT IN, WARRANTY, CONTRACT, NEGLIGENCE, STRICT TORT, PRODUCTS LIABILITY OR OTHERWISE, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES EXPRESSLY AGREE THAT THE LIMITATIONS ON DAMAGES SET FORTH IN THIS AGREEMENT, INCLUDING ANY SEVERANCE PAYMENTS, ARE AGREED ALLOCATIONS OF RISK CONSTITUTING IN PART THE CONSIDERATION FOR COMPANY'S SALE OF PRODUCTS TO THE DISTRIBUTOR AND THE DISTRIBUTOR'S PURCHASE OF PRODUCT. HOWEVER, THIS PARAGRAPH SHALL, IN NO WAY LIMIT DISTRIBUTOR'S RIGHT TO PURSUE CLAIMS FOR RELIEF UNDER THE ARKANSAS FRANCHISE PRACTICES ACT, ARK. CODE ANN. SECTION 4-72-101 et seq., OR ANY OTHER REMEMDIES AVAILABLE TO THE DISTRIBUTOR THEREUNDER.

12.0 FORCE MAJEURE. Neither Party shall be liable for any delay or failure to perform, except for a Party's obligation to pay money under this Agreement, due to any cause beyond its reasonable control, including strikes, acts of God, and acts of the other Party. The time for performance shall be considered extended by a period of time equal to the time lost because of any excusable delay.

13.0 CONFIDENTIALITY. The Parties agree that the terms of this Agreement and any other exchanged documents indicated as confidential material by either Party shall remain confidential unless prior consent of the disclosing party. A Party may reveal confidential information provided by the other Party if: (a) expressly required by law, (b) as necessary to enforce the terms of this Agreement, (c) as necessary to advise the Parties' respective legal, accounting and financial advisors, (d) where the confidential information in question is or has become generally known other than by disclosure by the Party receiving the confidential information under this Agreement.

14.0 GENERAL PROVISIONS.

14.1 Relationship of Parties. Distributor and Company are independent contractors and this Agreement shall not establish any relationship of joint venture, employment, or agency between them. Neither shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

LON ______ *Distributor Initial* DM ______ *Company Initial*

14.2 Assignment. The Distributor may not assign this Agreement in whole or in part without the prior written consent of the Company. Distributor must promptly provide the Company with Notice of its intention to assign this Agreement, as well as any other information requested by the Company regarding the intended assignee. Company, within thirty (30) days of the receipt of the information requested, will provide the Distributor with its written decision regarding the request, said consent not to be unreasonably withheld.

14.3 Entire Agreement and Amendment. This Agreement, including the attached Exhibits, completely and exclusively states the agreement between Company and Distributor regarding its subject matter. This Agreement supercedes all previous agreements between the Parties. Except as expressly provided herein, this Agreement may only be amended after the Effective Date by written agreement signed by both Parties.

14.4 Severability. If any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under Law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein, provided that the removal of such offending term or provision does not materially alter the rights and obligations of the Parties under this Agreement or any attachments or exhibits.

14.5 Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the Parties and not for any other Person.

14.6 Governing Law. This Agreement will be governed by, and interpreted and construed in accordance with, the internal laws of the State of Florida without reference to principles of conflicts or choice of law. Additionally, the parties to this agreement, as a matter of contract, specifically agree to incorporate by reference the provisions of the Florida Beer Wholesalers Act, Fla. Stat. Ann. Sec. 563.022, as if Company were a brewer and as if Distributor were a Wholesaler, as defined in this Act. The parties agree that administrative agencies and courts of Florida shall have exclusive jurisdiction over all disputes arising out of this Agreement and the relationship between the parties with venue for any actions, whether state or federal, to be **Volusia County, Florida.**

14.7 Waivers. No waiver of any provisions of this Agreement and no consent to any Default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the Party against whom such waiver or consent is claimed. No course

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of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either Party of any Default by the other Party shall not be deemed a waiver of any other Default. No course of dealing shall be deemed to amend this Agreement in the absence of any writing signed by duly authorized representatives of each Party.

14.8 Notice. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be, as elected by the Party giving such notice, either hand delivered by messenger or courier service, including overnight couriers such as Federal Express, proof of delivery requested, faxed with confirmation copy by mail or email or courier service, or mailed by registered or certified mail, postage prepaid, return receipt requested, captioned as "Notice" and addressed to the other Party as specified below:

If to Distributor:	Attention:	Colby F. Kiene
	Address:	10928 Florida Crown Dr Orlando, FL 32824
	Telephone:	407-851-7100
	Facsimile:	407-251-4082
If to Company:	Attention:	Mel Leiner
	Address:	506 NW 77th Street Boca Raton, FL 33487
	Telephone:	954-970-3826
	Facsimile:	954-970-0309

or to such other address as any Party may designate by notice complying with the terms of this subsection. Each such Notice shall be deemed delivered: (i) on the date delivered if by personal delivery; (ii) on the date of confirmed transmission within regular business hours for the recipient, if by facsimile with confirmation by mail or courier, or the following business day if after regular business hours; and (iii) on the date upon which the return receipt is signed or delivery is refused or the Notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

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IN WITNESS WHEREOF, the parties have executed this Distribution Agreement as of the Effective Date by their duly authorized representatives.

Company		**Distributor**	
By:		By:	
Name:	Darren M. Marks	Name:	Colby F. Kiene
Title:	President/CEO	Title:	Chief Operating Officer
Date:	September 15, 2010	Date:	September 15, 2010

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Exhibit A

Defined Terms

Except as otherwise expressly stated, the following terms have the meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable to the singular, plural, or any other form of the use of such terms.

"**Affiliates**" means, as to a Party, any present or future Parent of the Party and any present or future Subsidiary of the Party and/or its Parent, but only for so long as the Parent remains the Parent of the Party and the Subsidiary remains a Subsidiary of the Party and/or its Parent. The term "**Parent**" means any Person that owns or controls, directly or indirectly: (i) the majority (more than 50%) of the shares or other securities of the Party entitled to vote for election of directors (or other managing authority) of the Party or (ii) if such Party does not have outstanding shares or securities, the majority (more than 50%) of the equity interest in such Party, but only for so long as such ownership or control exists in (i) above. The term "**Subsidiary**" of a Party means any Person or other legal entity: (a) the majority (more than 50%) of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter owned or controlled by such party either directly or indirectly, or (b) which does not have outstanding shares or securities but the majority (more than 50%) of the equity interest in which is now or hereafter owned or controlled by such party either directly or indirectly, but only for so long as such ownership or control exists in (a) above.

"Annual Marketing Plan" means the plan identified in subsections 5.1 and 5.6.

".

"Consumer" means a Person that purchases a Product without the intent of resale or redistribution.

"Customer" means any Person that obtains a Product for consumption or resale to a Consumer.

"Default" means those acts or omissions identified in subsection 6.1.

"Distribute" means to advertise, market, or in any manner ship or sell to, including through any other Person, any item, including any Product received from the Company in accordance with this Agreement.

"Distributor" is a Person who Distributes.

"Effective Date" shall be that date set forth in the first unnumbered paragraph of this Agreement.

"Exclusive" means those distribution rights identified in subsection 1.2(iii).

"including" when used in any form in this Agreement, whether or not capitalized, shall mean "including, without limitation".

"**Invoice**" has the meaning set forth in subsection 3.0.

"Late Charge" has the meaning set forth in subsection 3.0.

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"Law" shall mean any constitution, statute, code, ordinance, rule, regulation, policy, judgment or order enforced or enforceable by any governmental entity, including any federal, state, county, city or other local or regional entity, whether such Law is in effect on the Effective Date or whether it becomes effective at anytime during the Term of this Agreement.

"Marks" means the names, trade-names, trademarks, trade-dress or logos either owned or licensed by the Company or the Distributor.

"Notice" shall mean that written notice in the form set forth in, and delivered in the manner required by, subsection 14.8.

"On-Premise" has the meaning set forth in subsection 1.2(v)(b).

"Party" or "Parties" means Company and the Distributor, respectively.

"Person" means, except for any Party or their Affiliates, any other person, entity or enterprise, including any corporation, partnership, joint-venture, limited liability company or any governmental agency, commission, panel or department, whether local, state or federal.

"Product" means any item sold or delivered to the Distributor by the Company,.

"Product Warranty" means each of the warranties identified in Section 7.0

"Purchase Order" has the meaning set forth in subsection 4.0.

"Purchase Price" has the meaning set forth in Section 3.0.

"Retail" has the meaning in subsection 1.2(v)(a).

"Term" shall mean the term set forth in Section 2.0.

"Territory" means the geographic area assigned to the Distributor in Exhibit B.

"Unit" means, for any Product, the quantity identified by the Company for pricing purposes (ex: case or bottle).

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EXHIBIT B
DISTRIBUTION RIGHTS, TERRITORIES AND PRODUCTS

"Company's" Products
DNA Energy Drinks
DNA Shred Stix
DNA Beef Jerky

The Distributor has the Exclusive Right to *Retail* and *On-Premise* Distribution for the **Company's Products** identified above, and line extensions thereof, in the following Territory.

City Beverages Limited Partnership – Orlando, Florida – Wholesaler's Territory (Grey Shaded Area)



Pine Lake
Celebration
Davenport
Polk City
Polk
Osceola
Fort Meade
Avon Park
Wedgefield
Christmas

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